Exhibit 10

FULL AND FINAL SEPARATION AGREEMENT AND RELEASE

THIS FULL AND FINAL SEPARATION AGREEMENT AND RELEASE (the “Agreement”) is made and entered into between Baylake Bank (the “Bank”) and Teresa Rosengarten (“Rosengarten”).  The Bank and Rosengarten are sometimes referred to herein individually as a “Party;” together, as the “Parties.”

RECITALS

A.

Rosengarten was employed by the Bank pursuant to that certain Amended and Restated Employment Agreement entered into between Rosengarten and the Bank on December 1, 2010, a copy of which is attached hereto as Exhibit A (the “Employment Agreement”).

B.

Rosengarten’s employment with the Bank ended effective March 15, 2015 (the “Separation Date”).

C.

In connection with her separation, the Bank has agreed to provide Rosengarten the payments and benefits outlined herein, which Rosengarten acknowledges and agrees are in excess of any benefits Rosengarten may have been entitled to receive under Section 6 of the Employment Agreement.  This Agreement sets forth all benefits to which Rosengarten is entitled in connection with the separation of her employment with the Bank (except for any benefits to which Rosengarten may be entitled under the Bank’s Supplemental Executive Retirement Plan or any Stock Option Award Agreement or Restricted Stock Unit Award Agreement between Rosengarten and the Bank), and it supersedes and replaces in its entirety Section 6 of the Employment Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, the Parties agree as follows:

1.

Separation.  Rosengarten’s employment with the Bank ended as of the Separation Date.  Additionally, effective as of the Separation Date, Rosengarten was removed from the office of secretary of Baylake Corp.

2.

Payments Already Received by Rosengarten.  Rosengarten acknowledges and agrees that, by the date she signs this Agreement, she has already received from the Bank payment of: (A) all base salary earned through the Separation Date; (B) all vacation that she accrued but did not use prior to the Separation Date; and (C) her annual incentive payment for the 2014 calendar year.  Rosengarten further acknowledges and agrees that the Bank has no outstanding obligations to her for payment of base salary earned prior to the Separation Date, vacation pay, or annual incentive payment for the 2014 calendar year.

3.

Severance Benefits.  In consideration of Rosengarten’s undertakings in this Agreement, and conditioned upon: (i) Rosengarten’s acceptance of the terms of this Agreement; and (ii) Rosengarten’s decision not to exercise her revocation rights (described below), the Bank will provide Rosengarten with the benefits in this Paragraph 3, to which she is not otherwise entitled (collectively, the “Severance Benefits”).  Rosengarten acknowledges and agrees that the Severance Benefits are in full and complete satisfaction of any payments or benefits owed to her in connection with the separation of her employment with the Bank (except for any benefits to which Rosengarten may be entitled under the Bank’s Supplemental Executive Retirement Plan or any Stock Option Award Agreement or Restricted Stock Unit Award Agreement between Rosengarten and the Bank) and that, upon her receipt of the Severance Benefits, she will have no further right or claim to severance pay or any other benefits in connection with her separation under the Employment Agreement or any other Bank policy, manual or practice.

(A)

Rosengarten acknowledges and agrees that under Section 6 of the Employment Agreement, she was not entitled to receive any payments until the first (1st) day of the seventh (7th) month after the month in which the Separation Date occurred.  In consideration of Rosengarten’s undertakings in this Agreement, and at her request, the Bank has agreed to modify the severance pay schedule as follows: the Bank shall continue to pay Rosengarten’s base salary as of the Separation Date for a one (1) year period beginning on the date the Revocation Period (defined below) expires and ending on the one (1) year anniversary thereof (the “Severance Period”).  All severance payments under this Paragraph 3(A) will be made in accordance with the Bank’s regular payroll practices and schedule and will be subject to applicable deductions for income and employment taxes.  For unemployment compensation purposes, Rosengarten acknowledges and agrees that she will advise the applicable unemployment compensation division of her receipt of the severance payments under this Paragraph 3(A);

(B)

In lieu of any annual incentive payment for the Bank’s 2015 fiscal year under Section 6(a)(iii) of the Employment Agreement, the Bank will make a one (1) time lump-sum payment to Rosengarten in the amount of Two Thousand and 00/100 Dollars ($2,000.00), to be paid within ten (10) business days of expiration of the Revocation Period.  Rosengarten acknowledges and agrees that, upon her receipt of the payment in this Paragraph 3(B), she will have no further right to any payment from the Bank under Section 6(a)(iii) of the Employment Agreement;

(C)

Rosengarten acknowledges and agrees that under Section 6 of the Employment Agreement, she was not entitled to receive any payments from the Bank toward COBRA continuation coverage until the first (1st) day of the seventh (7th) month after the month in which the Separation Date occurred.  In consideration of Rosengarten’s undertakings in this Agreement, and at her request, the Bank has agreed to modify the schedule of the Bank’s payments toward Rosengarten’s COBRA continuation coverage as described in this Paragraph 3(C).  If Rosengarten was covered by the Bank’s group health and/or dental insurance plans as of the Separation Date, and Rosengarten timely elects COBRA continuation coverage, then the Bank will pay toward such COBRA continuation coverage the difference between the total cost of premiums for COBRA coverage and the Bank’s normal employee share of health insurance premiums, for the period beginning as of the date the Revocation Period expires and ending on the earlier to occur of: (i) the end of the Severance Period; or (ii) the date on which Rosengarten becomes eligible for other group health and/or dental insurance coverage.  Rosengarten will be responsible for timely paying, pursuant to the mandates of COBRA, the Bank’s normal employee share of premiums toward COBRA coverage during such period of Bank-subsidized COBRA coverage, and Rosengarten agrees and acknowledges that her portion of COBRA coverage will be deducted by the Bank, on an after-tax basis, from the severance payments to be made to Rosengarten under Paragraph 3(A), above.  The Bank’s payments towards such coverage shall be reported as taxable compensation to Rosengarten.  Should Rosengarten wish to continue COBRA coverage after the period of time during which the Bank subsidizes such coverage under this Paragraph 3(C), Rosengarten acknowledges and agrees that she will be solely responsible for payment of any and all amounts required to continue coverage in accordance with the mandates of COBRA.  Rosengarten agrees that within five (5) calendar days of becoming eligible for other group health or dental insurance, she will inform the Bank of such fact in writing;

(D)

In response to inquiries from Rosengarten’s respective employer’s, the Bank will provide Rosengarten’s dates of employment and indicate that she resigned; and

(E)

Under the Restricted Stock Unit Award Agreement between Rosengarten and the Bank, Rosengarten is not entitled to any restricted stock units scheduled to vest in calendar year 2015.  In consideration of Rosengarten’s years of service with the Bank and the undertakings in this Agreement, and subject to approval by the Personnel and Compensation Committee of the Board, the Bank will accelerate the vesting of Rosengarten’s Restricted Stock Unit Award Agreement such that Rosengarten will become vested in all restricted stock units which are scheduled to vest in 2015 if approved by the Personnel and Compensation Committee of the board by no later than April 3, 2015.

4.

Release by Rosengarten.  In exchange for the benefits provided to her under this Agreement, which Rosengarten acknowledges and agrees are greater in their totality than those to which she otherwise would be entitled (including, without limitation, under the Employment Agreement), Rosengarten, on behalf of herself and her heirs, successors and assigns, hereby releases Baylake Corp., the Bank, their affiliates, parents, and subsidiaries, and each of their respective past and present officers, directors, stockholders, partners, managers, members, trustees, agents, employees, representatives, attorneys, insurers, successors and assigns (collectively, the “Released Parties”) from any and all claims arising on or before the date she signs this Agreement; provided, however, this release does not apply to any rights Rosengarten may have to indemnification under the Bank’s Articles of Incorporation or By-laws, insurance policies, other contracts or law.

This Release covers any claims related in any way to Rosengarten’s employment with the Bank, the separation of her employment with the Bank, and wages and other remunerations.  This Release includes any claims, whether they are presently known or unknown, or anticipated or unanticipated by Rosengarten.  Rosengarten acknowledges and agrees that, if she is 40 years of age or older, her acceptance of this Agreement will also release any and all claims under the federal Age Discrimination in Employment Act.

By signing this Agreement, Rosengarten also releases the Released Parties from any claims regarding any determinations as to the application of Section 409A of the Internal

Revenue Code to this Agreement or the Employment Agreement and any payments made under this Agreement or the Employment Agreement based on such determinations.  These references to specific claims do not in any way limit the general and comprehensive nature of the release of claims provided by Rosengarten under this Paragraph 4.

However, this release does not apply to claims for benefits under any applicable worker’s compensation law.  This release shall not limit Rosengarten’s ability to challenge the validity of this Agreement in a court of law.  This release also does not prevent, restrict or limit Rosengarten from filing a charge or complaint with a government agency (including, without limitation, the Equal Employment Opportunity Commission) or participating in an investigation or proceeding initiated or conducted by a government agency; provided, however, this release does prevent Rosengarten from making any personal recovery against Baylake Corp., the Bank or any of the other Released Parties, including the recovery of money damages, as a result of filing a charge or complaint with a government agency against Baylake Corp., the Bank and/or any of the other Released Parties.  This release does not apply to any claim that may arise after Rosengarten executes this Agreement.

5.

No Pending Claims.  Rosengarten acknowledges and agrees that, as of the date she signs this Agreement, there are no pending complaints, allegations, charges or lawsuits filed by her against Baylake Corp., the Bank, or any of the other Released Parties.  Rosengarten further acknowledges and agrees that she is the sole and lawful owner of all rights, title and interest in and to all matters released under Paragraph 4, above, and that she has not assigned or transferred, or purported to assign or transfer, any of such released matters to any other person or entity.

6.

Release by Bank.  The Bank, on its own behalf and on behalf of Baylake Corp. and its direct and indirect subsidiaries, hereby releases Rosengarten from any and all claims they may have against her as of the date the Bank signs this Agreement.  This release, however, does not apply to or adversely affect any claims against Rosengarten which allege or involve the following: (i) a willful failure by her to deal fairly with the Bank, Baylake Corp. or any of its direct or indirect subsidiaries in connection with a matter in which she has or had a material conflict of interest; (ii) a violation of criminal law, unless she had reasonable cause to believe that her conduct was lawful or no reasonable cause to believe that her conduct was unlawful; or (iii) willful misconduct by Rosengarten.

7.

Claims to which Releases Apply.  The releases contained in Paragraphs 4 and 6, above, apply both to claims which are now known or are later discovered.  However, these releases do not apply to any claims that may arise after the date this Agreement is executed.  Nor do these releases apply to any claims which may not, as a matter of law, be released.  As used in this Agreement, the term “claims” shall be construed broadly and shall be read to include, for example, the terms “rights,” “causes of action” (whether arising in law or equity), “damages,” “demands,” “obligations,” “grievances” and “liabilities” of any kind or character.  Similarly, the term “release” shall be construed broadly and shall be read to include, for example, the terms “discharge” and “waive.”

8.

Release Binding on Rosengarten and Related Parties.  Rosengarten acknowledges and agrees that her release under Paragraph 4, above, shall be binding upon her and her agents, attorneys, personal representatives, executors, administrators, heirs, beneficiaries, successors, and assigns and shall inure to the benefit of Baylake Corp., the Bank, their parent and subsidiaries, and each of their respective successors and assigns.

9.

Non-Disparagement.  Rosengarten agrees not to engage in any acts or make any representations, or direct any other person or entity to engage in any act or make any statements or representations, that disparage or otherwise impair the reputation of Baylake Corp., the Bank or any of the other Released Parties.  Nothing contained in this Paragraph 9 shall preclude Rosengarten from providing truthful testimony pursuant to subpoena or other legal process.

10.

Acceptance and Revocation Procedures.  The Bank wishes to ensure that Rosengarten voluntarily agrees to the terms contained in this Agreement and does so only after she fully understands them.  Accordingly, the following acceptance and revocation procedures shall apply:

(A)

Rosengarten understands that she has been given at least twenty-one (21) calendar days from her receipt of this Agreement to consider whether to sign it.  Rosengarten acknowledges and agrees that she has read this Agreement, understand its contents, and may agree to the terms of this Agreement by signing and dating it and returning the signed and dated Agreement, via mail, overnight delivery or hand delivery, so that it is received by Baylake Bank, Attn: Legal Department, 217 N. 4th Avenue, Sturgeon Bay, WI 54235 (the “Plan Administrator”) on or before 4:30 p.m. Central Time on the 22nd calendar day following her receipt of this Agreement;

(B)

Rosengarten is hereby advised in writing by the Bank to consult with an attorney before signing this Agreement, and she acknowledges that she has done so;

(C)

Rosengarten acknowledges and agrees that this Agreement contains a final general release of claims against the Bank, including, without limitation, claims under the Age Discrimination in Employment Act;

(D)

Rosengarten understands that she has seven (7) calendar days after signing this Agreement within which to revoke her acceptance of it (the “Revocation Period”).  Such revocation will not be effective unless written notice of the revocation is, via mail, hand delivery or overnight delivery, directed to and received by the Plan Administrator on or before 4:30 p.m. Central Time on the first workday following the end of the Revocation Period;

(E)

Rosengarten acknowledges and agrees that this Agreement will not be binding or enforceable unless she has signed and delivered it as provided in Paragraph 10(A), above, and has chosen not to exercise her revocation rights, as described in Paragraph 10(D), above.  If Rosengarten gives timely notice of her intention to revoke her acceptance of the terms set forth in this Agreement, it shall become null and void, and all rights and claims of the Parties which would have existed, but for the acceptance of this Agreement’s terms, shall be restored; and

(F)

Rosengarten represents and warrants to the Bank that, in the event she chooses to accept the terms of this Agreement by signing it, the date and time appearing below her name on the last page of this Agreement shall be the actual date and time on which she signed the Agreement.

11.

Entire Agreement between the Parties on Severance Benefits.  The Parties acknowledge and agree that this Agreement sets forth all severance pay and other benefits to which Rosengarten is entitled in connection with the separation of her employment with the Bank (except any benefits to which Rosengarten may be entitled under the Bank’s Supplemental Executive Retirement Plan or any Stock Option Award Agreement or Restricted Stock Unit Award Agreement between Rosengarten and the Bank).  This Agreement supersedes and replaces Section 6 of the Employment Agreement in its entirety, as well as any other prior agreements, understandings, discussions and practices concerning severance pay and other benefits upon separation including, but not limited to, any personnel documents, handbooks, policies, incentive or bonus plans or programs, and any prior customers or practices of the Bank.  Rosengarten acknowledges and agrees that, upon her execution of and failure to revoke this Agreement within the Revocation Period, she shall have no further rights, and the Bank shall have no further obligations to her, under Section 6 of the Employment Agreement.  All other provisions of the Employment Agreement which by their terms survive termination of Rosengarten’s employment, including, without limitation the restrictive covenants in Section 7, shall remain in full force and effect according to their terms.  This Agreement may not be modified or supplemented except by a subsequent written agreement signed by the Party against whom enforcement is sought.

12.

Governing Law.  This Agreement and its interpretation shall be governed by and construed in accordance with the laws of Wisconsin and shall be binding upon the Parties hereto and their respective successors and assigns.

13.

No Admission.  Nothing in this Agreement should be construed as an admission of wrongdoing or liability on the part of the Bank.  The Bank denies any liability to Rosengarten.  Such provision is included merely to wrap up all loose ends between the Parties.

14.

Severability.  The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

15.

Breach.  In the event that Rosengarten breaches any provision of this Agreement, or any provision of any other agreement between Rosengarten and any of the Released Parties, including, without limitation, the restrictive covenants in Section 7 of the Employment Agreement, Rosengarten agrees that the Bank may: (A) stop its further performance under this Agreement (including, without limitation, stopping all additional payments under Paragraph 3 of this Agreement not paid to Rosengarten as of the date of her breach, Rosengarten having forfeited her right to all further payments upon breach); (B) recover any damages suffered as a result of such breach; and (C) recover from Rosengarten any reasonable attorneys’ fees and costs it incurs as a result of her breach.  In addition, Rosengarten agrees that the Bank may seek injunctive or other equitable relief as a result of a breach by her of any provision of this Agreement.  In no case, however, shall the release provided in Paragraph 4, above, be revoked or terminated if Rosengarten accepts this Agreement as provided in Paragraph 10(A), above, and does not exercise her revocation rights before the Revocation Period described in Paragraph 10(D), above, expires.

PLEASE READ CAREFULLY.   THIS AGREEMENT CONTAINS A RELEASE OF CLAIMS.

“ROSENGARTEN”:	“BANK”:

TERESA ROSENGARTEN	BAYLAKE BANK

Signature: /s/ Teresa A. Rosengarten	By: /s/ Robert J. Cera

Printed Name: Teresa A. Rosengarten	Title: President and CEO

Date Received: 4/10/15	Date: 4/15/15

Date Signed: 4/10/15

Time Signed: 10:50 am